EXHIBIT 99.1

For further information:
Lori A. Gwizdala, CFO
Chemical Financial Corporation
989 839 5358

For Immediate Release

Chemical Financial Corporation Reports Fourth Quarter 2007 Earnings

          MIDLAND, Mich., January 28, 2008 -- Chemical Financial Corporation's (Nasdaq: CHFC) Board of Directors today announced 2007 fourth quarter net income of $9.8 million, or $0.41 per diluted share, versus net income of $11.2 million, or $0.45 per diluted share, in the fourth quarter of 2006.

          Net income was $39.0 million, or $1.60 per diluted share, for the twelve months ended December 31, 2007, compared to net income of $46.8 million, or $1.88 per diluted share, for the twelve months ended December 31, 2006.

          "Although net interest income increased slightly over last year's fourth quarter, a higher provision for loan losses and higher operating expenses more than offset gains in net interest income and noninterest income," said David B. Ramaker, Chairman, President and Chief Executive Officer of Chemical Financial Corporation. "Although we have no direct exposure to subprime loans, overall credit quality remains a primary concern, with nonperforming loans more than doubling during the year as Michigan's already struggling economy continued to deteriorate in tandem with the slowdown in the national economy. We continue to proactively identify and address problem credits Company-wide."

          "We continue to expect that based on initial results we are experiencing, the investments we are making in talent, training and development, which focus primarily on front line customer relationship sales and service enhancements, will generate revenue growth going forward," added Ramaker.

          The Company's previously announced retail banking reorganization, which involved realigning its 15 community bank structure into four regions while consolidating numerous back office and support functions, has been completed. During the fourth quarter of 2007, the Company incurred only $40,000 in expenses related to the completion of the reorganization, resulting in a total of approximately $1.7 million of reorganization expenses incurred during 2007.

          Total assets were $3.75 billion at December 31, 2007, down from $3.82 billion at September 30, 2007 and $3.79 billion at December 31, 2006. At December 31, 2007, total loans were $2.80 billion, down slightly from $2.81 billion at September 30, 2007 and $2.81 billion at December 31, 2006. Over the past twelve months, increases in real estate commercial and residential loans have offset declines in commercial, real estate construction and consumer loans. Investment securities were $595 million at December 31, 2007, down from $632 million at September 30, 2007 and $615 million at December 31, 2006.

          Total deposits were $2.88 billion at December 31, 2007, down from $2.97 billion at September 30, 2007 and $2.90 billion at December 31, 2006. Wholesale borrowings, solely Federal Home Loan Bank advances, totaled $150 million at December 31, 2007, up 20 percent from $125 million at September 30, 2007, although down 14 percent from $175.1 million at December 31, 2006.

          Net interest income was $33.4 million in the fourth quarter of 2007, an increase of 2.2 percent from fourth quarter 2006 net interest income of $32.7 million. The increase in net interest income was attributable primarily to an increase in net interest margin. The net interest margin (on a tax-equivalent basis) in the fourth quarter of 2007 was 3.86 percent, up from 3.73 percent in the fourth quarter of 2006, and 3.68 percent in the third quarter of 2007. The increase in net interest margin was primarily attributable to decreases in rates paid on interest-bearing liabilities exceeding decreases in rates earned on interest-earning assets, as the benefits from declines in short-term interest rates during the second half of 2007 were more fully reflected across asset and liability categories during the fourth quarter.

          The provision for loan losses was $4.5 million in the fourth quarter of 2007, compared to $2.9 million in the third quarter of 2007 and $2.6 million in the fourth quarter of 2006. For 2007, the provision for loan losses was $11.5 million, more than double the $5.2 million provision for loan losses in 2006. Net loan charge-offs were $3.4 million in the fourth quarter of 2007, compared to $0.8 million in the third quarter of 2007 and $3.8 million in the fourth quarter of 2006. For 2007, net loan charge-offs were $6.2 million, compared to $5.7 million in 2006. The increase in the provision for loan losses in the fourth quarter of 2007, as compared to the previous quarter, was attributable to higher net loan losses, higher impairment reserves and higher nonperforming loans and was also reflective of continued declines in real estate values in the markets the Company serves. The allowance for loan losses of $39.4 million at December 31, 2007 was 1.41 percent of total loans, up from 1.36 percent of total loans at September 30, 2007 and 1.21 percent of total loans at December 31, 2006. The allowance for loan losses allocated to impaired loans was $4.6 million at December 31, 2007, compared to $3.2 million at September 30, 2007 and $0.9 million at December 31, 2006. At December 31, 2007, nonperforming loans as a percentage of total loans were 2.26 percent, up from 1.90 percent at September 30, 2007 and up substantially from 0.96 percent at December 31, 2006.

          At December 31, 2007, nonperforming assets totaled $74.5 million, up from $62.8 million at September 30, 2007 and up significantly from $35.8 million at December 31, 2006. The increase in nonperforming assets from the previous quarter end was primarily attributable to two residential real estate development loans totaling $9.3 million transferred to nonaccrual status in the fourth quarter. One loan in the amount of $3.2 million is secured by a residential condominium project located in western Michigan. At December 31, 2007, the Company established a $1 million impairment reserve on this loan, as the fair value of the collateral of this loan was determined to be less than the principal balance of the loan. The second loan in the amount of $6.1 million is secured by a luxury condominium project and marina in southwest Michigan. At December 31, 2007, the Company established a $0.27 million impairment reserve on this loan, as the fair value of the collateral of this loan was determined to be slightly less than the principal balance of the loan.

          The allowance for loan losses as a percent of nonperforming loans has decreased from 127 percent at December 31, 2006 to 62 percent at December 31, 2007. A significant portion of the Company's nonperforming loans at December 31, 2007 involve specific real estate commercial loans which have been analyzed and deemed to have sufficient collateral values so as not to require allocation of the allowance for loan losses to these loans.

          Total noninterest income was $10.8 million in the fourth quarter of 2007, up $0.9 million, or 9.4 percent, from $9.9 million in the fourth quarter of 2006, but down from $11.1 million in the third quarter of 2007. The increase over the prior year's quarter was primarily attributable to slightly higher service charges on deposit accounts, fees for customer services and mortgage banking revenue. The decline in noninterest income in the fourth quarter of 2007, compared to the third quarter of 2007, was primarily attributable to a decrease in other income due to noninterest income in the third quarter of 2007 including a $1 million gain on an insurance settlement received for fire damage to a branch building.

          Due in part to the expenses incurred with the Company's retail banking reorganization, as described above, operating expenses increased from $97.9 million in 2006 to $104.7 million in 2007. During the fourth quarter of 2007, operating expenses were $25.5 million, up $2.0 million, or 9 percent, from the fourth quarter of 2006, and up $0.3 million, or 1 percent, from $25.2 million in the third quarter of 2007. The Company's efficiency ratio was 56.9 percent in the fourth quarter of 2007, up from 54.4 percent in the fourth quarter of 2006, although down from 57.1 percent in the third quarter of 2007. The change in the efficiency ratio from the prior year is primarily attributable to the increase in operating expenses.

          The Corporation's effective federal income tax rate was 30.9 percent in the fourth quarter of 2007, compared to 32.0 percent in the fourth quarter of 2006, and 31.8 percent compared to 32.4 percent for the years ended December 31, 2007 and December 31, 2006, respectively. The difference between the federal statutory income tax rate and the Corporation's effective federal income tax rate is primarily a function of the proportion of the Corporation's interest income exempt from federal taxation, nondeductible interest expense and other nondeductible expenses relative to pretax income and tax credits.

          The Company's return on average assets during the fourth quarter of 2007 was 1.04 percent, down from 1.18 percent in the fourth quarter of 2006 and 1.10 percent in the third quarter of 2007. The decline in return on assets resulted in a decline in return on average equity to 7.8 percent in the fourth quarter of 2007 from 8.6 percent in the fourth quarter of 2006. At December 31, 2007, the Company's book value stood at $21.35 per share versus $20.46 per share at December 31, 2006.

          During the fourth quarter of 2007, the Company repurchased 137,700 shares of its common stock at an average price of $23.37 per share; bringing total share repurchases for the year 2007 to 1,023,000 shares. On January 22, 2008, the Board of Directors authorized management, in its discretion, to purchase up to 500,000 shares of the Corporation's common stock.

          Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 129 banking offices spread over 31 counties in the lower peninsula of Michigan. At December 31, 2007, the Company had total assets of $3.75 billion. Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Global Select Market.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Chemical Financial Corporation itself.  Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical Financial Corporation's annual report on Form 10-K for the year ended December 31, 2006; the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	December 31 2007	December 31 2006
Assets:
Cash and cash due from banks	$125,285	$135,544
Federal funds sold	58,000	49,500
Interest-bearing deposits with unaffiliated banks	6,228	5,712

Investment securities - available for sale	503,271	520,867
Investment securities - held to maturity	91,243	94,564
Other securities	22,135	22,131

Loans held for sale	7,883	5,667

Loans:
Commercial loans	525,894	545,591
Real estate commercial loans	747,400	726,554
Real estate construction loans	137,252	145,933
Real estate residential loans	838,545	835,263
Consumer loans	550,343	554,319
Total Loans	2,799,434	2,807,660
Less: Allowance for loan losses	39,422	34,098
Net Loans	2,760,012	2,773,562

Premises and equipment	49,930	49,475
Goodwill	69,908	70,129
Other intangible assets	6,876	8,777
Interest receivable and other assets	53,542	53,319
Total Assets	$3,754,313	$3,789,247

Liabilities:
Noninterest-bearing deposits	$535,705	$551,177
Interest-bearing deposits	2,339,884	2,346,908
Total Deposits	2,875,589	2,898,085
Interest payable and other liabilities	22,848	29,235
Short-term borrowings	197,363	208,969
Federal Home Loan Bank advances - long-term	150,049	145,072
Total Liabilities	3,245,849	3,281,361

Shareholders' Equity:
Common stock, $1 par value per share	23,815	24,828
Surplus	344,579	368,554
Retained earnings	141,867	123,454
Accumulated other comprehensive loss	(1,797)	(8,950)
Total Shareholders' Equity	508,464	507,886
Total Liabilities and Shareholders' Equity	$3,754,313	$3,789,247

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share data)	2007	2006	2007	2006
Interest Income:
Interest and fees on loans	$47,630	$48,571	$191,480	$185,598
Interest on investment securities:
Taxable	6,260	5,867	24,927	24,391
Tax-exempt	701	665	2,719	2,557
Dividends on other securities	361	401	1,116	1,268
Interest on federal funds sold	640	618	5,135	2,975
Interest on deposits with unaffiliated banks	134	77	517	634
Total Interest Income	55,726	56,199	225,894	217,423

Interest Expense:
Interest on deposits	18,944	19,509	81,234	69,095
Interest on short-term borrowings	1,596	2,038	7,327	8,422
Interest on Federal Home Loan Bank advances - long-term	1,764	1,963	7,244	7,670
Total Interest Expense	22,304	23,510	95,805	85,187
Net Interest Income	33,422	32,689	130,089	132,236
Provision for loan losses	4,475	2,590	11,500	5,200
Net Interest Income after
Provision for Loan Losses	28,947	30,099	118,589	127,036

Noninterest Income:
Service charges on deposit accounts	5,306	5,232	20,549	20,993
Trust and investment services revenue	2,126	2,062	8,347	7,906
Other charges and fees for customer services	2,539	2,330	9,750	9,025
Mortgage banking revenue	470	353	2,117	1,742
Gains on the sale of acquired loans	-	1,053	-	1,053
Investment securities gains (losses)	-	(1,330)	4	(1,330)
Other	391	201	2,521	758
Total Noninterest Income	10,832	9,901	43,288	40,147

Operating Expenses:
Salaries, wages and employee benefits	14,033	13,426	59,008	56,012
Occupancy	2,451	2,245	10,172	9,534
Equipment	2,301	2,289	8,722	8,842
Other	6,737	5,521	26,769	23,486
Total Operating Expenses	25,522	23,481	104,671	97,874
Income Before Income Taxes	14,257	16,519	57,206	69,309
Provision for federal income taxes	4,411	5,291	18,197	22,465
Net Income	$9,846	$11,228	$39,009	$46,844

Net income per share:
Basic	$0.41	$0.45	$1.60	$1.88
Diluted	0.41	0.45	1.60	1.88

Cash dividends per share	$0.285	$0.275	$1.140	$1.100

Average shares outstanding:
Basic	23,884	24,814	24,360	24,921
Diluted	23,893	24,845	24,371	24,955

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in thousands)	2007	2006	2007	2006
Average Balances
Total assets	$3,741,603	$3,780,518	$3,785,034	$3,763,067
Total interest-earning assets	3,510,614	3,531,762	3,551,867	3,521,489
Total loans	2,814,004	2,831,536	2,805,880	2,767,114
Total deposits	2,883,060	2,888,243	2,923,004	2,861,916
Total interest-bearing liabilities	2,677,572	2,697,451	2,718,814	2,692,410
Total shareholders' equity	502,260	516,434	505,915	510,255

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.86%	3.73%	3.73%	3.82%
Efficiency ratio	56.9%	54.4%	59.6%	56.1%
Return on average assets	1.04%	1.18%	1.03%	1.24%
Return on average shareholders' equity	7.8%	8.6%	7.7%	9.2%
Average shareholders' equity as a
percent of average assets	13.4%	13.7%	13.4%	13.6%
Tangible shareholders' equity as a
percent of total assets			11.7%	11.6%
Total risk-based capital ratio			17.3%	17.5%

	December 31 2007	September 30 2007	June 30 2007	March 31 2007	December 31 2006
Credit Quality Statistics
Nonaccrual loans	$55,596	$40,341	$36,119	$28,748	$20,239
Loans 90 or more days past due
and still accruing	7,764	13,282	11,704	6,441	6,671
Total nonperforming loans	63,360	53,623	47,823	35,189	26,910
Repossessed assets (RA)	11,132	9,164	9,177	9,250	8,852
Total nonperforming assets	74,492	62,787	57,000	44,439	35,762
Net loan charge-offs (year-to-date)	6,176	2,737	1,969	707	5,650

Allowance for loan losses as a
percent of total loans	1.41%	1.36%	1.30%	1.25%	1.21%
Allowance for loan losses as a
percent of nonperforming loans	62%	72%	76%	100%	127%
Nonperforming loans as a
percent of total loans	2.26%	1.90%	1.71%	1.26%	0.96%
Nonperforming assets as a
percent of total loans plus RA	2.65%	2.22%	2.03%	1.58%	1.27%
Nonperforming assets as a
percent of total assets	1.98%	1.64%	1.51%	1.16%	0.94%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	0.22%	0.13%	0.14%	0.10%	0.20%

	December 31 2007	September 30 2007	June 30 2007	March 31 2007	December 31 2006
Additional Data - Intangibles
Goodwill	$69,908	$69,908	$69,908	$69,908	$70,129
Core deposit intangibles	4,593	5,024	5,455	5,886	6,379
Mortgage servicing rights (MSR)	2,283	2,300	2,302	2,299	2,398
Amortization of intangibles (quarter only)	731	651	665	734	857

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	December 31 2007	September 30 2007	June 30 2007	March 31 2007	December 31 2006
Nonaccrual loans:
Commercial	$10,961	$6,735	$5,810	$4,891	$4,203
Real estate commercial	19,672	19,664	19,163	14,621	9,612
Real estate construction	12,979	4,573	4,483	3,283	2,552
Real estate residential	8,516	7,244	4,967	4,660	2,887
Consumer	3,468	2,125	1,696	1,293	985
Total nonaccrual loans	55,596	40,341	36,119	28,748	20,239
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	1,958	1,867	1,564	2,030	1,693
Real estate commercial	4,170	5,367	5,561	2,342	2,232
Real estate construction	-	1,076	884	-	174
Real estate residential	1,470	3,918	2,352	1,350	1,158
Consumer	166	1,054	1,343	719	1,414
Total accruing loans contractually past due 90 days or more as to interest or principal payments	7,764	13,282	11,704	6,441	6,671
Total nonperforming loans	63,360	53,623	47,823	35,189	26,910
Other real estate and repossessed assets	11,132	9,164	9,177	9,250	8,852
Total nonperforming assets	$74,492	$62,787	$57,000	$44,439	$35,762

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	December 31 2007	September 30 2007	June 30 2007	March 31 2007	December 31 2006
Allowance for loan losses at beginning of period	$38,386	$36,254	$35,016	$34,098	$35,348
Loans charged off:
Commercial	(550)	(208)	(435)	(429)	(1,056)
Real estate commercial	(1,415)	-	(186)	(74)	(964)
Real estate construction	(850)	(134)	(221)	(67)	(1,201)
Real estate residential	(306)	(64)	(96)	(18)	(108)
Consumer	(596)	(501)	(488)	(350)	(677)
Total loan charge-offs	(3,717)	(907)	(1,426)	(938)	(4,006)
Recoveries of loans previously charged off:
Commercial	90	18	42	99	52
Real estate commercial	1	19	-	1	1
Real estate construction	30	-	-	-	-
Real estate residential	12	4	1	1	-
Consumer	145	98	121	130	113
Total loan recoveries	278	139	164	231	166
Net loan charge-offs	(3,439)	(768)	(1,262)	(707)	(3,840)
Provision for loan losses	4,475	2,900	2,500	1,625	2,590
Allowance for loan losses at end of period	$39,422	$38,386	$36,254	$35,016	$34,098

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	4th Qtr. 2007	3rd Qtr. 2007	2nd Qtr. 2007	1st Qtr. 2007	4th Qtr. 2006
Summary of Operations
Interest income	$55,726	$57,157	$57,086	$55,925	$56,199
Interest expense	22,304	24,684	24,666	24,151	23,510
Net interest income	33,422	32,473	32,420	31,774	32,689
Provision for loan losses	4,475	2,900	2,500	1,625	2,590
Net interest income after provision
for loan losses	28,947	29,573	29,920	30,149	30,099
Noninterest income	10,832	11,057	11,356	10,043	9,901
Noninterest expense	25,522	25,170	27,221	26,758	23,481
Income taxes	4,411	4,850	4,543	4,393	5,291
Net income	$9,846	$10,610	$9,512	$9,041	$11,228

Per Common Share Data
Net income:
Basic	$0.41	$0.44	$0.39	$0.36	$0.45
Diluted	0.41	0.44	0.39	0.36	0.45
Cash dividends	0.285	0.285	0.285	0.285	0.275
Book value	21.35	21.04	20.79	20.86	20.46